Exhibit 8.1









                            September 13, 1996




South Alabama Bancorporation, Inc.
Post Office Box 3067
Mobile, Alabama 36652

     Re: Proposed Merger of First Monco Bancshares, Inc. into South Alabama Bancorporation, Inc. - Certain Tax Consequences

Gentlemen:

     We have acted as counsel to South Alabama Bancorporation, Inc. ("SAB"), a Delaware corporation, in connection with the proposed merger of First Monco Bancshares, Inc. ("FMB"), an Alabama corporation, with and into SAB (the "Merger"), pursuant to the Agreement and Plan of Merger dated as of May 31, 1996 as Amended and Restated as of August 21, 1996 (the "Merger Agreement"). In such capacity, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise specified, all Section references herein are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including: (i) the Merger Agreement;
(ii) the Joint Proxy Statement and Prospectus included in SAB's Registration Statement on Form S-4, being filed with the Securities and Exchange
Commission with respect to the proposed transaction; and (iii) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of SAB and FMB.

     You have advised us that the proposed transaction is being entered into for good business reasons, including, without limitation, to enhance the ability of the combined organization to remain competitive in the lending area, to keep pace with rapid technological changes in the banking industry, to expand and employ its resources in growing markets, and to yield a wider array of financial services to the communities in which it operates while maintaining a community bank therein. To achieve these goals, the following will occur pursuant to the Merger Agreement:

          (A) FMB will merge with and into SAB pursuant to the laws of the States of Delaware and Alabama. SAB will acquire all the assets and assume all the liabilities of FMB. FMB's separate corporate existence will cease to exist upon consummation of the Merger and SAB will be the surviving corporation. Thereafter, SAB will continue to operate the subsidiary corporations and businesses of SAB and FMB conducted prior to the Merger.

          (B) Each share of SAB Common Stock (excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in
Section 3.4 of the Merger Agreement) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (C) Each share of FMB Common Stock (excluding shares held by any FMB Company or by any SAB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of the Merger Agreement) issued and outstanding immediately prior to the Merger shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of SAB Common Stock having an average market value, during a valuation period prior to the effective date, calculated as described herein, of $1,415.76
(and cash in lieu of fractional shares). The exchange price is subject to adjustment in the event the market value of SAB Common Stock during the valuation period falls below $12.50 per share or rises above $15.25 per share.

          (D) Each of the shares of FMB Common Stock held at the time of the Merger by any FMB Company or by any SAB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (E) Any holder of shares of FMB Common Stock or SAB Common Stock who perfects his statutory dissenters' rights of appraisal shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law.

          (F) No fractional shares of SAB Common Stock will be issued as a result of the Merger. Each holder of shares of FMB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SAB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SAB Common Stock multiplied by the market value of one share of SAB Common Stock at the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

          (i) The fair market value of the SAB Common Stock and other consideration received by the stockholders of FMB will be, in each instance, approximately equal to the fair market value of the FMB Common Stock surrendered in exchange therefor.

          (ii) There is no plan or intention on the part of the stockholders of FMB who own one percent (1%) or more of the FMB stock and, to the best of the knowledge of the management of FMB, there is no plan or intention on the part of the remaining stockholders of FMB to sell, exchange or otherwise dispose of a number of shares of SAB Common Stock now owned or to be received in the proposed transaction that would reduce their holdings in SAB Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of FMB outstanding immediately prior to the transaction. For purposes of this representation, shares of FMB stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of SAB stock will be treated as outstanding FMB stock as of the Effective Time. Moreover, shares of FMB stock and shares of SAB stock held by FMB stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (iii) SAB has no plan or intention to reacquire any of its stock issued in the transaction.

          (iv) SAB has no plan or intention to sell or otherwise dispose of any of the assets of FMB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

          (v) The liabilities of FMB assumed by SAB and the liabilities to which the transferred assets of FMB are subject were incurred by FMB in the ordinary course of business.

          (vi) Following the transaction, SAB will continue the historic businesses of SAB and FMB and use a significant portion of SAB's and FMB's historic business assets in a business.

          (vii) SAB and FMB each agree to pay all expenses incurred by it or on its behalf in connection with the Merger, except that SAB agrees to pay two-thirds, and FMB agrees to pay one-third, of all direct, out-of-pocket costs and expenses incurred after execution of the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel. The stockholders of FMB will pay their respective expenses, if any, incurred in connection with the Merger.

          (viii) There is no intercorporate indebtedness existing between FMB and SAB that was issued, acquired, or will be settled at a discount.

          (ix) Neither of the parties to the Merger is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv).

          (x) FMB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          (xi) The fair market value and the total adjusted basis of the assets of FMB transferred to SAB will each equal or exceed the sum of the liabilities assumed by SAB plus the amount of the liabilities, if any, to which the transferred assets are subject.

          (xii) The payment of cash in lieu of fractional shares of SAB stock is solely for the purpose of avoiding the expense and inconvenience to SAB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the FMB stockholders instead of issuing fractional shares of SAB stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the FMB stockholders in exchange for their shares of FMB stock. The fractional share interests of each FMB stockholder will be aggregated, and no FMB stockholder will receive cash in an amount equal to or greater than the value of one full share of SAB stock.

          (xiii) None of the compensation received by any stockholder-employees of FMB will be separate consideration for, or allocable to, any of their shares of FMB stock; none of the shares of SAB stock received by any stockholder-employees of FMB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of FMB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (xiv) The Merger Agreement and the documents referred to therein represent the entire understanding of FMB and SAB with respect to the Merger.

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by SAB and FMB (including the representation that FMB stockholders will maintain sufficient equity ownership interests in SAB after the Merger) are true and correct at that time of the consummation of the Merger, we are of the opinion that:

          1. Provided the Merger qualifies as a statutory merger under Delaware and Alabama law, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A). FMB and SAB will each be "a party to a reorganization" within the meaning of Section 368(b).

          2. No gain or loss will be recognized by SAB on receipt of FMB's assets in exchange for SAB Common Stock. Section 1032(a).

          3. FMB will recognize no gain or loss upon the transfer of its assets to SAB in exchange solely for SAB Common Stock and the assumption by SAB of the liabilities of FMB. Sections 361(a) and 357(a).

          4. The basis of FMB's assets in the hands of SAB will, in each case, be the same as the basis of those assets in the hands of FMB immediately prior to the transaction. Section 362(b).

          5. The holding period of the assets of FMB in the hands of SAB will, in each case, include the period during which such assets were held by FMB. Section 1223(2).

          6. The stockholders of FMB will recognize no gain or loss upon the exchange of their FMB Common Stock solely for shares of SAB Common Stock.
Section 354(a)(1).

          7. The basis of the SAB Common Stock received by the FMB stockholders in the proposed transaction will, in each instance, be the same as the basis of the FMB Common Stock surrendered in exchange therefor.
Section 358(a)(1).

          8. The holding period of the SAB Common Stock received by the FMB stockholders will, in each instance, include the period during which the FMB Common Stock surrendered in exchange therefor was held, provided that the FMB Common Stock was held as a capital asset on the date of the exchange.
Section 1223(1).

          9. The payment of cash to FMB stockholders in lieu of fractional share interests of SAB Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by SAB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2
C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

          10. Where solely cash is received by a FMB stockholder in exchange for his FMB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his FMB Common Stock, subject to the provisions and limitations of Section 302.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

     We consent to the use of this opinion as an exhibit to the Registration Statement filed by SAB relating to the proposed transaction and to the reference to us under the heading "Legal Matters" in the Joint Proxy
Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of SAB. No other person or party shall be entitled to rely on this opinion.

                              Very truly yours,

                              Hand Arendall, L.L.C.